 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1998

                                                REGISTRATION NO. 333-43407
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              13-3405992
                                                  (I.R.S. EMPLOYER
     (STATE OR OTHER JURISDICTION              IDENTIFICATION NUMBER)
   OF INCORPORATION OR ORGANIZATION)
                              399 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116
                                (617) 578-3500
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                           EDWARD N. WADSWORTH, ESQ.
                           EXECUTIVE VICE PRESIDENT
                              AND GENERAL COUNSEL
                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
                              399 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116
                                (617) 578-3500
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                 PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                           CHRISTOPHER A. KLEM, ESQ.
                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                (617) 951-7000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of the Registration Statement.

  If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTABLE PRIOR TO THE TIME THE REGISTRATION STATEMENT + +BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 28, 1998

                     NEW ENGLAND INVESTMENT COMPANIES, L.P.

                         LIMITED PARTNER INTEREST

                                7,747,499 UNITS

                                  -----------

  The information set forth herein relates to an aggregate of 7,747,499 units of limited partner interest ("LP Units") of New England Investment Companies, L.P. ("NEIC" ) which have been reserved for issuance upon the exercise of options or the grant of other awards which are offered to officers, employees and other key persons of NEIC, NEIC Operating Partnership, L.P. ("NEICOP" and together with NEIC, the "Partnerships") or subsidiaries thereof under the Partnerships' 1993 Equity Incentive Plan (the "1993 Plan") or the Partnerships' 1997 Equity Incentive Plan (the "1997 Plan," and together with the 1993 Plan, the "Plans"). The information contained herein also relates to such additional LP Units as may be issuable under the Plans in the event of certain changes in the capital structure of NEIC. See "Description of the 1993 Plan--LP Units Subject to 1993 Plan" and "Description of the 1997 Plan--LP Units Subject to 1997 Plan." This Prospectus relates to the issuance by NEIC of the LP Units under the Plans, but does not relate to the resale of such LP Units by participants under the Plans.

  The LP Units are traded on the New York Stock Exchange (the "NYSE") under the symbol "NEW." On January 27, 1998, the last reported sale price of the LP Units on the NYSE was $28 5/8.

                                  -----------

  FOR INFORMATION CONCERNING CERTAIN CONSIDERATIONS RELATING TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

 THESE  SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
   AND EXCHANGE COMMISSION NOR  HAS THE COMMISSION  PASSED UPON THE ACCURACY
    OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                THE DATE OF THIS PROSPECTUS IS JANUARY  , 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1
INCORPORATION OF DOCUMENTS BY REFERENCE.....................................   1
SUMMARY.....................................................................   3
  The Partnerships..........................................................   3
  The Plans.................................................................   3
  Certain Investment Considerations.........................................   4
  Restrictions on Reoffer or Resale of LP Units.............................   4
  Tax Aspects Under the U.S. Internal Revenue Code..........................   4
RISK FACTORS................................................................   5
DESCRIPTION OF THE 1993 PLAN................................................   8
  General...................................................................   8
  Purpose...................................................................   8
  Administration............................................................   9
  Eligibility...............................................................   9
  Types of Grants and Awards................................................   9
  Exercisability............................................................  10
  Transferability...........................................................  10
  LP Units Subject to 1993 Plan.............................................  11
  Tax Withholding...........................................................  11
  Amendments and Termination................................................  11
  Liens.....................................................................  11
DESCRIPTION OF THE 1997 PLAN................................................  11
  General...................................................................  11
  Purpose...................................................................  11
  Administration............................................................  11
  Eligibility...............................................................  12
  Types of Grants and Awards................................................  12
  Exercisability and Transferability........................................  12
  LP Units Subject to 1997 Plan.............................................  12
  Tax Withholding...........................................................  13
  Amendment and Termination.................................................  13
  Liens.....................................................................  13
RESTRICTIONS ON REOFFER OR RESALE OF LP UNITS...............................  13
INSIDER CONSIDERATIONS......................................................  13
TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE............................  14
  Options and UARs..........................................................  14
  Restricted and Unrestricted Units.........................................  14
  Deferred Units............................................................  15
  Supplemental Cash Awards; Loans...........................................  15
  Tax Consequences to the Partnerships......................................  15
  Taxation of NEIC and its Partners.........................................  15
  Disposition of LP Units Acquired Under the Plans..........................  16
  Special Rules Under Section 16 of the Exchange Act........................  17
  Withholding...............................................................  17
USE OF PROCEEDS.............................................................  17
PLAN OF DISTRIBUTION........................................................  17

                             AVAILABLE INFORMATION

  NEIC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC (the "SEC"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. NEIC also makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the SEC electronically, and such materials may be inspected and copied at the SEC's Web site (http://www.sec.gov). Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  NEIC has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the LP Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC, and the exhibits relating thereto, which have been filed with the SEC. Copies of the Registration Statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC, or examined without charge at the public reference facilities of the SEC described above.

  No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by NEIC. This Prospectus relates solely to the LP Units offered hereby and it may not be used or relied on in connection with any other offer or sale of securities of NEIC. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed by NEIC with the SEC are incorporated herein by reference and made a part hereof:

    1. NEIC's Annual Report on Form 10-K for the year ended December 31,
  1996.

    2. NEIC's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

    3. NEIC's Current Reports on Form 8-K dated January 3, 1997, May 28, 1997 and December 31, 1997.

    4. The description of the LP Units contained in NEIC's Amendment on Form 8-A/A dated December 29, 1997 to its Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

  All documents subsequently filed by NEIC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  NEIC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON A COPY OF ANY OR ALL OF THE DOCUMENTS THAT HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. SUCH DOCUMENTS MAY BE OBTAINED BY WRITING TO NEW ENGLAND INVESTMENT COMPANIES, L.P., 399 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116, ATTENTION: EDWARD N. WADSWORTH, CORPORATE SECRETARY, OR BY CALLING (617) 578-3500.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Prospectus and incorporated by reference herein. This summary does not contain a complete statement of all material information relating to LP Units, the 1993 Plan and the 1997 Plan and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Prospectus.

                                THE PARTNERSHIPS

  NEICOP is a major investment manager that offers a broad array of investment management products and styles across a wide range of asset categories to institutions and individuals. NEICOP currently conducts the business conducted by NEIC prior to December 29, 1997, when NEIC contributed all of its operating assets, subject to all of its liabilities, to NEICOP in exchange for units representing a partner's interest in NEICOP ("NEICOP Units"). NEIC currently serves as NEICOP's Advising General Partner. As Advising General Partner, NEIC has (1) certain decision participation rights with respect to a management committee of NEICOP, and (2) certain approval rights with respect to certain transactions by NEICOP. NEIC may also generally act on behalf of NEICOP. NEIC has also agreed with NEICOP in the Intercompany Agreement between NEIC and NEICOP dated as of December 29, 1997 (the "Intercompany Agreement") to certain restrictions on its activities. NEICOP's managing general partner, New England Investment Companies, Inc. ("NEIC, Inc."), also serves as the sole general partner of NEIC.

  The executive offices of NEIC are located at 399 Boylston Street, Boston, Massachusetts 02116, and its telephone number is (617) 578-3500.

                                   THE PLANS

  The 1993 Plan was adopted by the Board of Directors of NEIC's general partner on June 15, 1993, and was approved by the unitholders of NEIC at a special meeting held on September 14, 1993. The 1997 Plan was adopted by the Board of Directors of NEIC, Inc. on June 17, 1997, and was approved by the unitholders of NEIC at a special meeting held on August 25, 1997.

  The Plans were amended and NEICOP became a party to each of the Plans as of December 29, 1997. Awards under the Plans are exercisable in the first instance against NEICOP and then against NEIC. The description of the Plans contained under the captions "Description of the 1993 Plan," "Description of the 1997 Plan," and "Tax Aspects Under the U.S. Internal Revenue Code" address the Plans as amended through December 29, 1997.

  The aggregate maximum number of LP Units for which options and other awards may be issued under the 1993 Plan is 1,774,000, (26,501 of which had been issued upon the exercise or vesting of awards and 1,747,499 of which remained to be issued as of January 1, 1998), and the aggregate maximum number of LP Units for which options and other awards may be issued under the 1997 Plan is 6,000,000, in each case subject to adjustments for certain changes in the capitalization of NEIC. The Plans permit the granting of a variety of equity incentive awards based on LP Units. (In addition, the 1997 Plan also permits the granting of a variety of equity incentive awards based on NEICOP Units.) Awards under the Plans include options, unit appreciation rights, restricted and unrestricted LP Units, performance units and distribution equivalent rights. LP Units attributable to certain expired or forfeited awards may be added back to the pool of LP Units reserved under the Plans and will be available for regrant. Awards under the 1993 Plan may be granted at any time through August 2003, and awards under the 1997 Plan may be granted at any time through June 16, 2007, provided in each case that awards made prior to that date may continue after such date. See "Description of the 1993 Plan" and "Description of the 1997 Plan."

  Neither Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 and neither Plan is a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                       CERTAIN INVESTMENT CONSIDERATIONS

  Prospective investors should carefully consider certain factors prior to purchasing the LP Units offered hereby, such as the fact that NEIC will be subject to taxation and that NEIC is controlled by Metropolitan Life Insurance Company. For a more detailed description of these and other factors which prospective investors should carefully consider prior to purchasing LP Units, see "Risk Factors."

                 RESTRICTIONS ON REOFFER OR RESALE OF LP UNITS

  Affiliates of NEIC that acquire LP Units cannot resell or reoffer such units unless such units have been registered under the Securities Act or other applicable securities laws or are resold or reoffered pursuant to an exemption therefrom. See "Restrictions on Reoffer or Resale of LP Units."

                TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

  For a general description of the federal income tax consequences of acquiring, holding and disposing of LP Units, see "Tax Aspects under the U.S. Internal Revenue Code."

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, together with the other information contained in this Prospectus and incorporated by reference herein, prior to purchasing the LP Units offered hereby.

TAXATION OF NEIC

  NEIC is subject to an annual tax equal to 3.5% of its gross income from the active conduct by it or its lower-tier partnerships of a trade or business (the "Gross Income Tax"). The Gross Income Tax reduces the operating cash flow of NEIC available for distribution to NEIC's unitholders. An analysis of NEIC's results of operations for the first nine months of 1997 indicates that the Gross Income Tax, had it been applicable for such period, would have reduced distributable cash flow per unit (representing distributions received from NEICOP less the Gross Income Tax expense) for such nine month period by approximately 16%.

  In addition, the rate at which the Gross Income Tax is imposed (currently 3.5%) may be increased in the future, and the states in which NEIC's business is conducted may impose an entity-level tax on NEIC.

CONTROL BY METLIFE

  NEIC is controlled by NEIC, Inc., its general partner, which is wholly owned by an affiliate of the Metropolitan Life Insurance Company (together with its affiliates, "MetLife"). NEIC, Inc. is also the managing general partner of NEICOP (the "Managing General Partner"). In addition to its indirect ownership of units representing a general partner interest in NEIC ("GP Units") and units representing a general partner interest in NEICOP ("NEICOP GP Units"), as of December 31, 1997, MetLife beneficially owned approximately 5% of the outstanding LP Units and 47% of the outstanding units representing a limited partner interest in NEICOP ("NEICOP LP Units"), including those owned indirectly through ownership of LP Units. MetLife has the right to elect all of the directors of NEIC, Inc., subject to its obligation to elect one designee of Reich & Tang, Inc. ("RTI"). Currently, three persons who are officers and/or directors of MetLife serve on NEIC, Inc.'s nine member board. Holders of LP Units have no rights to participate in the election of such directors and otherwise have only limited voting rights with respect to NEIC and NEICOP matters. In cases where holders of LP Units do vote, the Second Amended and Restated Agreement of Limited Partnership of NEIC (the "NEIC Partnership Agreement") prevents any person or group (as defined therein), other than MetLife and certain other persons (including persons approved by NEIC, Inc.), from voting more than 20% of the NEIC Units entitled to vote on the matter. See "Regulation" under this heading.

  NEICOP and its firms are parties to certain transactions with MetLife, including management of certain MetLife general account assets by various NEICOP firms, provision of leased space and certain limited administrative services by MetLife to NEICOP and certain firms, and distribution of mutual fund shares by agents of MetLife and New England Life Insurance Company, a MetLife subsidiary. NEIC believes that all such arrangements reflect market terms and prices.

POSSIBLE FUTURE RESTRUCTURING OF NEIC AND NEICOP

  The NEIC Partnership Agreement and the Amended and Restated Agreement of Limited Partnership of NEICOP (the "NEICOP Partnership Agreement") confer on NEIC, Inc. broad authority to effect a restructuring of NEIC and/or NEICOP in connection with, or in anticipation of, a change in tax status, subject to a standard of good faith on the part of NEIC, Inc.

  In determining the form of any restructuring of NEIC and/or NEICOP, NEIC, Inc. is obligated to seek to accomplish certain prioritized objectives of MetLife, RTI and other non-Public Partners (as defined in the NEIC Partnership Agreement) with respect to special considerations, including avoidance of special and potentially significantly adverse tax treatment and continued participation in a flow-through entity for this purpose. No assurances can be given regarding the timing or form of any restructuring, which may be affected by changes in the tax laws as well as other factors beyond the control of NEIC, NEICOP or NEIC, Inc. NEIC, Inc. expects that any restructuring would provide holders of publicly traded LP Units with the ongoing benefit of public market liquidity for their interests in NEICOP's business. While the NEIC Partnership Agreement provides that NEIC, Inc. may impose restrictions on transfer as part of a restructuring (which may have the effect of preserving NEIC's tax status as a partnership), NEIC, Inc. has no reason to believe that trading restrictions will be necessary to accomplish the restructuring objectives outlined in the NEIC Partnership Agreement, absent legal or other developments.

  The NEIC Partnership Agreement and the NEICOP Partnership Agreement relieve NEIC, Inc. of all duties and liabilities to NEIC, NEICOP and unitholders thereof for actions taken in good faith by NEIC, Inc. in connection with a restructuring. NEIC, Inc., MetLife and RTI may each be deemed to have conflicts of interest with respect to possible future restructurings insofar as they may be treated differently than the holders of LP Units, as noted above.

TAX ATTRIBUTES OF LP UNITS ACQUIRED UNDER THE PLANS

  NEIC intends to continue to use certain tax accounting methods and conventions employed by other publicly traded partnerships in order to promote uniformity among LP Units while effecting the allocations required by Code
Section 704 and related Code provisions. The general partner of NEIC and the managing general partner of NEICOP have been granted expanded authority under the respective partnership agreements to make special allocations, including remedial and/or curative allocations under Code Section 704(c), to promote uniformity of LP Units. While these accounting methods and conventions could be found not to be in strict compliance with the provisions of Code Section 704, NEIC believes that the accounting methods and conventions are consistent in general with the purposes of Code Section 704 and related Code provisions. If the allocation and accounting methods and conventions employed and to be employed by NEIC or NEICOP were successfully challenged by the Internal Revenue Service (the "IRS"), different federal income tax consequences (including different allocations of amortization deductions) might attach to certain units. In such circumstances, the consequences to purchasers of LP Units may depend on the identity of the seller, and the market value and marketability of LP Units could be adversely affected. See "Certain Federal Income Tax Consequences--Taxation of NEIC and its Partners."

RELIANCE ON KEY PERSONNEL

  The ability of NEICOP's firms to attract and retain clients is dependent to a large extent on their ability to attract and retain key employees, including skilled portfolio managers. Certain of these employees are responsible for significant client relationships. Many key employees are not under non-competition or other restrictions as to their departure and may be able to attract clients away upon their departure. Loss of key personnel could have a material adverse effect on NEICOP's, and consequently NEIC's, results of operations.

COMPETITION

  The investment management business is highly competitive. NEICOP and NEICOP's firms compete with a large number of investment management firms, commercial banks, insurance companies and others, many of which are larger and have access to greater resources. NEIC believes that the most important factors affecting competition for clients are: the abilities, performance records and reputations of investment managers; the ability to hire and retain key investment managers; the effectiveness of marketing programs; the development of new investment strategies and information technologies; and competitiveness in fees and investor service. NEICOP's ability to increase assets under management and to retain such assets could be adversely affected if client accounts underperform the market or NEICOP's competitors and if key investment managers leave NEICOP's investment management firms. NEICOP's competitive position also is dependent, in part, on the relative attractiveness of the types of investment products offered and investment philosophies, strategies and methods of NEICOP's various investment management firms under prevailing market conditions.

FACTORS AND CONDITIONS AFFECTING FEE REVENUES

  Investment management agreements between investment management firms and their clients typically provide for fees based on a percentage of the assets under management, determined at least quarterly and valued at current market levels. The percentage of the fee applicable to a particular classification of assets under management is a function of several factors, though generally investments which have a higher degree of risk and uncertainty command a higher percentage fee. Therefore, significant fluctuations in the value and type of assets under management can have a material effect on NEICOP's and NEIC's consolidated revenues and profitability. Such asset valuations and client investment patterns may be affected by overall economic conditions and other factors influencing the capital markets generally.

  With relatively minor exceptions, virtually all of NEICOP's revenues are derived from investment management agreements with clients that are terminable at any time or upon 30 to 60 days' notice, as is the case generally in the investment management industry. Any termination of agreements representing a significant portion of assets under management could have an adverse impact on NEICOP's, and consequently NEIC's, results of operations.

CERTAIN INVESTMENT MANAGEMENT RISK CONSIDERATIONS

  Investment management firms are from time to time subject to claims for client losses or other amounts arising out of investment performance or other service that does not meet clients' expectations, particularly with respect to use of more innovative investment strategies.

  In addition, as a real estate investment manager, one of NEICOP's investment management firms, AEW Capital Management, L.P., is subject to a number of special considerations. Real estate investment portfolios are, by their terms, generally liquidated over an investment period, creating a continual need to attract new assets in order to achieve asset growth. In addition, real estate investment managers may be subject to certain potential risks as a result of the structures used for client investment that are not characteristic of the risks for other investment managers, such as the possibility that such managers might be responsible for tort and environmental claims and, in a limited number of cases, for property debt.

ACQUISITION STRATEGY

  As part of its growth strategy, NEIC has selectively pursued the acquisition of investment management firms, which, following acquisition, are expected to continue to manage their businesses independently on a day-to-day basis. NEICOP currently intends to continue this investment strategy. Consideration for such acquisitions include cash (including cash from borrowings), possibly LP Units, NEICOP LP Units and future payments (in cash, NEICOP LP Units, or possibly LP Units) based on performance. Other employment incentives are frequently provided for. NEICOP will typically seek to obtain employment and non-competition agreements from key managers. There can be no assurance that suitable acquisition candidates can be located or that appropriate agreements with them can be reached or completed, or that any acquired business will perform as expected following acquisition.

REGULATION

  The business of NEICOP and its firms is subject to regulation by the SEC and other federal, state and foreign regulatory bodies. The applicable laws and regulations are primarily intended to benefit investment management clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict business activities for failure to comply with such laws and regulations.

  Under applicable federal securities laws, investment management agreements held by NEICOP and most of its investment management firms either may not be assigned without the client's consent or terminate automatically upon assignment. For these purposes, "assignment" includes direct assignments as well as assignments which may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of control of NEICOP. The NEICOP Partnership Agreement contains provisions designed to reduce the likelihood of transactions resulting in an assignment of such investment management agreements through a deemed change in control of NEICOP.

LP UNITS AVAILABLE FOR FUTURE SALE

  As of December 31, 1997, there were 6,164,980 LP Units outstanding, approximately 82% of which are freely tradable without registration under the Securities Act. In addition, as of such date, there were 44,466,979 NEICOP Units outstanding, all of which may be exchanged for LP Units pursuant to, and subject to the limitations of, NEIC's continuing offer to exchange LP Units for NEICOP LP Units (although the NEICOP GP Units outstanding must first be exchanged for NEICOP LP Units as permitted by the NEICOP Partnership Agreement). LP Units received in exchange for NEICOP LP Units by persons who are not affiliates of NEIC will be freely tradable without registration under the Securities Act. However, LP Units received in exchange for NEICOP LP Units by persons who are affiliates of NEIC are subject to restrictions under the Securities Act, and may not be sold or otherwise transferred unless such LP Units are subsequently registered under the Securities Act or an exemption therefrom is available, including compliance by such holder with Rule 144 under the Securities Act. Approximately 28 million NEICOP Units, or 73% of the NEICOP Units outstanding (excluding those owned by NEIC), are owned by affiliates of NEIC. Certain NEIC affiliates have rights to register their LP Units, or any LP Units received in exchange for their NEICOP LP Units, for public resale and may otherwise seek to resell some or all of their LP Units in the future. Sales of large numbers of LP Units to the public within a limited time period could adversely affect the market price of the LP Units. Resales of LP Units may, under certain circumstances, result in a change in control of NEIC and an assignment of investment management agreements under applicable securities laws.

                         DESCRIPTION OF THE 1993 PLAN

  The following is a summary of certain basic features of the 1993 Plan, including administration, eligibility, the types of awards that may be granted under the 1993 Plan, amendment and termination of the 1993 Plan and other provisions. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, the 1993 Plan and the award agreements and certificates thereunder, in such form as may be approved by the administrator of the 1993 Plan from time to time. The terms of individual grants or awards are set forth in the agreement or certificate evidencing such grant or award. In the event of any inconsistency between this Prospectus and the terms of any grant or award, or the terms of the 1993 Plan, the terms of such grant or award, or the terms of the 1993 Plan, shall control.

GENERAL

  The 1993 Plan was adopted by the Board of Directors of NEIC's general partner on June 15, 1993, and was approved by the unitholders of NEIC at a special meeting held on September 14, 1993. NEICOP became a party to the 1993 Plan as of December 29, 1997. Awards under the 1993 Plan are exercisable in the first instance against NEICOP and then against NEIC.

  The 1993 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not a qualified plan under Section 401(a) of the Code.

PURPOSE

  The purpose of the 1993 Plan is to advance the Partnerships' interests by enhancing their ability to attract and retain employees and other persons through ownership of LP Units.

ADMINISTRATION

  The 1993 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors of NEIC, Inc., in its capacity as Managing General Partner and general partner of NEIC. Members of the Committee are currently Charles M. Leighton (Chairman), Paul E. Gray and Oscar L. Tang.

  The Committee has the authority, subject to the terms of the 1993 Plan, to, among other things, select the persons to whom awards are to be made; determine the size and types of awards to be made to such persons and the terms and conditions of such awards; amend or cancel the terms and conditions of awards and waive compliance by a participant with any obligation under an award, or settle an award by paying the cash value of such award (except that the Committee may not, without the consent of the holder of an award, take any action under this authority if such action would adversely affect the rights of such holder); determine the form(s) of instruments, including notices and elections by participants, under the 1993 Plan and to change such form(s) from time to time; adopt, amend and rescind rules and regulations for the administration of the 1993 Plan; and interpret the 1993 Plan and decide any questions and settle all controversies and disputes that may arise in connection with the 1993 Plan. Any such determinations and actions of the Committee will be conclusive and will bind all parties.

ELIGIBILITY

  All employees of the Partnerships and their subsidiary entities (defined in the 1993 Plan as an entity in which the Partnerships own, directly or indirectly, an equity interest equal to or greater than fifty percent of the total of all equity interests in such entity), and other persons or entities who contribute to the Partnerships' success will be eligible to participate in the 1993 Plan.

TYPES OF GRANTS AND AWARDS

  The 1993 Plan provides for the grant by the Committee of options to acquire LP Units, rights to share in appreciation in the value of LP Units ("Unit appreciation rights" or "UARs"), restricted LP Units, unrestricted LP Units, deferred LP Unit grants, and performance awards, as well as loans in connection with such grants and awards and cash payments intended to offset income taxes due with respect to any such grant or award. Awards under the 1993 Plan may also include provision for the payment of distribution equivalents with respect to the LP Units subject to the awards.

  Options. Recipients of options receive an option certificate or agreement from the Partnerships that sets forth the terms and conditions of the options granted. The exercise price of an option granted under the plan is set by the Committee in its discretion. The term of an option may not exceed 10 years, but within this limitation, options are exercisable at such time or times as the Committee specifies in the award. The option price may be paid in cash or, if permitted by the Committee and subject to certain additional limitations, by tendering previously acquired LP Units, by using a promissory note or by an unconditional and irrevocable undertaking by a broker to deliver promptly to the Partnerships sufficient funds to pay the exercise price. At the request of the optionee, and subject in each case to the discretion of the Committee, if the market price of LP Units to be issued in respect to an option exercise exceeds the exercise price, the Committee may cancel the option and cause such excess to be paid to the optionee in cash.

  The Committee may in its discretion cancel previously granted options that are "out of the money" and regrant the options at a lower price. The Committee may also grant so-called "reload" options providing, in the case of a participant who pays the option price of an option by surrendering LP Units owned for six months, that the participant will automatically be granted an additional option to purchase the number of LP Units surrendered by the optionee at the market price of the LP Units on the date they are surrendered.

  Unit appreciation rights. Unit appreciation rights may be granted either in tandem with options or independent of any option grant. Each UAR entitles the participant, in general, to receive upon exercise thereof cash or LP Units equal to the excess of an LP Unit's fair market value at the date of exercise over the LP Unit's fair market value on the date the UAR was granted. The Committee also may grant UARs which take into account the performance of the LP Units in comparison to other equities or equity indices, or which, following a change in control of the Partnerships (as defined), reflect a specific value or range of values of the LP Units during a period prior to the change in control. If a UAR is granted in tandem with an option, the UAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying UAR will cease to be exercisable, and vice versa. A UAR not granted in tandem with an option will become exercisable at such time or times, and on such conditions, as the Committee may specify.

  Restricted LP Units. The 1993 Plan provides for awards of nontransferable, restricted LP Units subject to repurchase or forfeiture as well as of unrestricted LP Units. Restricted LP Units are subject to repurchase by NEICOP at the original purchase price if the participant's affiliation with the Partnerships ceases before the restrictions lapse. Other awards under the 1993 Plan may also be settled with restricted LP Units.

  Other Awards. The 1993 Plan also provides for deferred grants entitling the recipient to receive LP Units in the future at such times and on such conditions as the Committee may specify, and performance awards entitling the participant to receive cash or LP Units following the attainment of performance goals determined by the Committee. Performance conditions or the use of deferred LP Units may also be applied in connection with other awards under the 1993 Plan. Loans and supplemental cash awards may also be granted or awarded by the Committee.

  Under the 1993 Plan, the Committee may grant different types of awards linked as alternative awards or in addition to one another.

EXERCISABILITY

  Awards under the 1993 Plan are exercisable in the first instance against NEICOP and then against NEIC. Pursuant to the Intercompany Agreement, NEICOP will indemnify NEIC for the value of any LP Units issued under the 1993 Plan directly by NEIC.

  In general, if a participant dies, options and UARs, to the extent then exercisable, remain exercisable for a one-year period (or such shorter or longer period as the Committee may determine but in no event beyond the remainder of their original term), and restricted LP Units held by the participant must be transferred to NEICOP. Deferred LP Unit grants, performance awards and supplemental awards to which a participant is not irrevocably entitled, and unvested options and UARs, will be forfeited unless otherwise provided.

  If a participant's employment or other applicable affiliation with the Partnerships terminates for reasons other than death, options and UARs remain generally exercisable, to the extent they were exercisable immediately prior to termination, for three months (or such longer period as the Committee may determine, but in no event beyond the remainder of their original term), restricted LP Units must be transferred to NEICOP, and other awards will be forfeited unless otherwise provided; however, in the event of a discharge for cause, awards may terminate immediately. Also, in the case of a merger or consolidation or other business combination, the 1993 Plan provides that the Committee has the discretion to make options and UARs immediately exercisable, to remove restrictions on restricted LP Units and conditions on deferred grants and performance awards, and to forgive outstanding loans under the 1993 Plan. The Committee also has the discretion in such circumstances to provide for replacement awards.

TRANSFERABILITY

  Awards under the 1993 Plan (other than awards in the form of an outright transfer of cash or unrestricted LP Units) may not be transferred other than by will or by the laws of descent and distribution, and during a participant's lifetime an award that requires exercise may be exercised only by the participant (or, in the event of the participant's incapacity, by the person or persons legally appointed to act on the participant's behalf).

LP UNITS SUBJECT TO 1993 PLAN

  The aggregate number of LP Units that may be awarded or made subject to awards under the 1993 Plan is 1,774,000 (26,501 of which had been issued upon the exercise or vesting of awards and 1,747,499 of which remained to be issued as of January 1, 1998), subject to adjustment (along with appropriate adjustment in awards) in the event of certain changes in NEIC's capital structure. The 1993 Plan also provides that in the event of certain business combinations or reorganizations (including the cessation of public trading of LP Units but excluding a Restructuring, as defined in the NEIC Partnership Agreement), outstanding awards will terminate, except that the Committee at its discretion may accelerate vesting schedules, remove restrictions, or provide for the replacement of any such awards. No award may be granted under the 1993 Plan after August 2003, but awards previously granted may extend beyond that date.

TAX WITHHOLDING

  Plan participants are responsible for the payment of any federal, state or local taxes which the Partnerships are required by law to withhold from the value of any award. NEICOP may deduct any such taxes from any payment otherwise due to the participant.

AMENDMENTS AND TERMINATION

  The Board of Directors may at any time amend or discontinue the 1993 Plan and the Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same or a reduced exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. Certain amendments may be subject to participant consent or to approval by the Partnerships' unitholders.
LIENS


  There is no provision either under or pursuant to any contract in connection with the 1993 Plan that would permit any person to create a lien on a participant's interest held under the 1993 Plan.
                         DESCRIPTION OF THE 1997 PLAN


  The following is a summary of certain basic features of the 1997 Plan, does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the 1997 Plan and the award agreements and certificates thereunder, in such form as may be approved by the administrator of the 1997 Plan from time to time. The terms of individual grants or awards are set forth in the agreement or certificate evidencing such grant or award. In the event of any inconsistency between this Prospectus and the terms of any grant or award, or the terms of the 1997 Plan, the terms of such grant or award, or the terms of the 1997 Plan, shall control.

GENERAL

  The 1997 Plan was adopted by the Board of Directors of NEIC, Inc. on June 17, 1997, and was approved by the unitholders of NEIC at a special meeting held on August 25, 1997. NEICOP became a party to the 1997 Plan as of December 29, 1997. Awards under the 1997 Plan are exercisable in the first instance against NEICOP and then against NEIC.

  The 1997 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not a qualified plan under Section 401(a) of the Code.

PURPOSE

  The purpose of the 1997 Plan is to advance the Partnerships' interests by giving selected employees of the Partnerships and their affiliates, as well as directors and other persons (including both individuals and entities) who provide services to the Partnerships, equity-based and cash incentives through the grant of awards.

ADMINISTRATION

  The 1997 Plan is administered by the Committee, or if no Committee has been appointed, the Board of Directors of NEIC, Inc. (the "Administrator") in its capacity as Managing General Partner and general partner of NEIC. The Administrator has discretionary authority, subject only to the express provisions of the 1997 Plan, to interpret the 1997 Plan; to determine the eligibility for and grant awards; to determine, modify or waive the terms and conditions of any award; to prescribe forms, rules and procedures (which it may modify or waive); and otherwise to do all things necessary to carry out the purposes of the 1997 Plan. However, once an award has been communicated in writing to a participant, the Administrator may not, without the participant's consent, alter the terms of the award so as to adversely affect the participant's rights under such award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication.

ELIGIBILITY

  All key employees of the Partnerships, NEIC, Inc., or any of their affiliates (defined in the 1997 Plan as any other entity in which the Partnerships own fifty percent or more of the voting rights), as well as directors and other individuals or entities providing services to the Partnerships who are in a position to make a significant contribution to the success of the Partnerships, are eligible to participate in the 1997 Plan.

TYPES OF GRANTS AND AWARDS

  The 1997 Plan provides for the grant by the Administrator of any of the following instruments:

    Options. Options entitle the recipient to acquire LP Units upon payment of a specified exercise price. The exercise price must equal or exceed the fair market value of LP Units on the day of the grant and the option shall have a maximum term of ten years. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the option, the time at which the option will become exercisable, provisions for continuation (if any) of option rights following termination of the recipient's employment, and any other terms of the option.

    Unit Appreciation Rights. UARs entitle the holder to receive cash or LP Units equal to a function (determined by the Administrator) of the amount by which LP Units have appreciated in value since the date of the award.

    Restricted LP Units. The 1997 Plan provides for awards of restricted LP Units, which must be redelivered to NEICOP if specified conditions are not satisfied, as well as unrestricted LP Units.

    Other Awards. The 1997 Plan also provides for (i) deferred grants entitling the recipient to receive LP Units in the future on such terms and conditions as the Administrator determines, (ii) awards of securities that are convertible into or exchangeable for LP Units, and (iii) awards (including cash bonuses) conditioned in whole or in part on the satisfaction of specified performance criteria. The Administrator may also make loans or cash grants to help defray the economic cost (including tax cost) of an award to the recipient.

    NEICOP Units. The 1997 Plan also provides for a variety of equity incentive awards based on NEICOP Units.

EXERCISABILITY AND TRANSFERABILITY

  Unless the Administrator expressly provides otherwise, awards (other than awards in the form of outright transfers of cash or unrestricted LP Units) may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, an award requiring exercise may only be exercised by the participant (or in the event of the participant's incapacity, the person or persons legally entitled to act on the participant's behalf). The Administrator may determine the time at which an award vests or becomes exercisable. Unless the Administrator provides otherwise, an award requiring exercise will cease to be exercisable, and all other awards to the extent not fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the participant's employment or other service relationship with the Partnerships.

LP UNITS SUBJECT TO 1997 PLAN

  The aggregate number of LP Units that may be awarded or made subject to awards under the 1997 Plan is 6,000,000, subject to adjustment (along with appropriate adjustment in awards) in the event of certain distributions or changes in NEIC's capital structure. The 1997 Plan also provides that prior to certain business combinations or reorganizations (excluding a Restructuring, as defined in the NEIC Partnership Agreement), the vesting and exercisability of outstanding awards will accelerate unless the Administrator provides for the replacement of any such awards. Outstanding awards will terminate upon the consummation of any such business combination or reorganization. In addition, in the event of an "assignment" of NEIC's or NEICOP's investment advisory contracts pursuant to the Investment Company Act of 1940 and the Investment Advisers Act of 1940 (other than pursuant to a Restructuring, as defined in the NEIC Partnership Agreement), all then outstanding awards requiring exercise will become immediately exercisable and all unvested awards then outstanding will immediately vest. No award may be granted under the 1997 Plan after June 16, 2007, but awards previously granted may extend beyond that date.

TAX WITHHOLDING

  The Administrator will make such provision for the withholding of taxes as it deems necessary, and may, but need not, hold back LP Units from an award or permit a holder to tender previously owned LP Units in satisfaction of tax withholding requirements.

AMENDMENT AND TERMINATION

  The Administrator may at any time amend the 1997 Plan or any outstanding award for any purpose which may be permitted by law, or may terminate the 1997 Plan as to any further grants or awards; provided that, once an award has been communicated in writing to a participant, the Administrator may not alter the terms of an award so as to adversely affect the participant's rights under the award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication.

LIENS

  There is no provision either under or pursuant to any contract in connection with the 1997 Plan that would permit any person to create a lien on a participant's interest held under the 1997 Plan.

                 RESTRICTIONS ON REOFFER OR RESALE OF LP UNITS

  Any person may sell, pledge, transfer, hypothecate or otherwise dispose of his LP Units acquired pursuant to options or awards granted under the Plans in any manner lawfully permitted under federal and state securities laws so long as the conditions associated with such options or awards have been met.

  The Registration Statement relating to the shares described herein does not apply to reoffers or resales by "affiliates" of NEIC of LP Units acquired by them pursuant to options or awards granted under the Plan. Rule 405 under the Securities Act provides that an "affiliate" of NEIC is "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" NEIC. Affiliates must effect such reoffers or resales either pursuant to an exemption from registration under the Securities Act (such as an exemption obtained through compliance with Rule 144) or pursuant to a separate prospectus covering such reoffer or resale. Persons who are not affiliates of NEIC generally are entitled to make such reoffers or resales without restriction.

                             INSIDER CONSIDERATIONS

  In addition, every person who is directly or indirectly the beneficial owner of more than ten percent of the outstanding LP Units, every director and every person who is an officer (within the meaning of Rule 16a-1) of NEIC or, in certain circumstances, of a subsidiary or affiliate of NEIC (a "Section 16(b) Person"), is subject to Sections 16(a) and 16(b) of the Exchange Act which provide for, respectively, (i) the reporting to the SEC of purchases and sales of the equity and derivative securities of NEIC, including purchases pursuant to the exercise of stock options and (ii) the recovery of the difference between the prices of any purchase and sale or any sale and purchase of an equity or derivative security of NEIC within a six-month period, without regard to offsetting losses. The rules are applied mechanically to maximize recoverable "profits" and may result in liability even though the overall trading actually resulted in a loss.

  To avoid short-swing profits liability, each Section 16(b) Person who participates in the 1993 Plan or the 1997 Plan should keep in mind the following: (a) grants under the Plans will generally qualify as exempt purchases if the grants are made by the Board of Directors or by a committee of the Board of Directors composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3 under the Exchange Act); (b) purchases (including grants of options and other awards) under the Plans should be reported on the next Form 5 or an earlier Form 4; and (c) sales of LP Units purchased under the Plans or exercises of options should be reported on Form 4 within ten days after the end of the month in which the LP Units are sold or the option is exercised. Please note that the foregoing is not meant to be a comprehensive description of the Section 16 rules.

  The "inside information" provisions of the federal securities laws impose further restrictions on resales by any employee, whether or not the employee is an affiliate or an officer or a Director of NEIC or any of its subsidiaries.

               TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

  The following summary, which is based on the Code and related rules and regulations as in effect on the date hereof, is limited to a discussion of certain federal income tax aspects of the Plans and does not purport to address other federal tax matters or state, local or non-U.S. tax matters. Participants are encouraged to consult with their personal tax advisors for a more complete review of tax issues that may be associated with participating in the Plans. The following discussion describes the federal income tax considerations applicable to awards of LP Units that are exercised against NEICOP.

  The federal income tax rules associated with the award by a partnership of partnership interests in exchange for services are subject to uncertainty. The following discussion generally assumes that the principles of Code Section 83, and the regulations and rulings thereunder, apply to transfers of LP Units to employees and other service-providers. If principles different than those contained in Code Section 83 were applied to the award of LP Units under the Plans, the federal income tax consequences to the Partnerships, their subsidiary entities, their general partners, and the participants in the Plans could differ from those described below.

OPTIONS AND UARS

  The award of options to acquire LP Units or of UARs will not itself produce taxable income or a deduction. When an option is exercised to acquire LP Units that are not subject to vesting conditions, the participant should have ordinary income and a corresponding deduction should be available to the employer, equal in each case to the excess of the fair market value of the LP Units over the exercise price. When a UAR is exercised, the participant should have ordinary income equal to the amount of cash plus the fair market value of any unrestricted LP Units received, and a corresponding deduction should be available to the employer.

RESTRICTED AND UNRESTRICTED UNITS

  If a participant is awarded LP Units, or purchases LP Units from NEICOP at a discounted price, the participant will have taxable ordinary income equal to the difference between the fair market value of those LP Units and the purchase price, if any. However, if the LP Units are subject to a substantial risk of forfeiture--for example, restricted LP Units with terms requiring resale to NEICOP at the original purchase price if the employee resigns from employment within a certain period--income does not normally result until the restriction lapses. When the restriction lapses, the holder will have ordinary income equal to the difference between the fair market value of the LP Units at that time and the purchase price, if any.

  A participant may make a special election under Section 83(b) of the Code to be taxed on restricted LP Units at the time the LP Units are acquired rather than later, when the restrictions lapse. An "83(b) election" must be made not later than 30 days after the transfer of LP Units and must satisfy certain other requirements. If an 83(b) election is made, a participant realizes ordinary income equal to the fair market value of the LP Units determined at the time of the award or purchase, less any price paid for the LP Units. Fair market value for this purpose is to be determined without regard to the forfeiture restrictions. No additional income results when the restrictions actually lapse. However, if an 83(b) election is made in connection with an award or purchase of LP Units subject to a substantial risk of forfeiture, and later the LP Units are forfeited, no tax loss may generally be claimed for the amounts initially taken into income at the time the 83(b) election was made.

DEFERRED UNITS

  A promise to transfer LP Units in the future does not itself result in taxable income to the recipient of the promise. When the LP Units are issued or made available to the participant, the tax consequences with respect to the transfer will be the same as those described above for transfers of unrestricted LP Units.

SUPPLEMENTAL CASH AWARDS; LOANS

  Any cash awards under the Plans (other than in the form of a loan) will be includable in the income of the recipient. If the Partnerships loan money to a participant, the loan will result in income only if the interest rate charged is below a rate specified under applicable tax rules (in which case there will be income equal to an imputed interest amount), or if the loan is forgiven.

TAX CONSEQUENCES TO THE PARTNERSHIPS

  In general, NEICOP, or the affiliate for whom the relevant services are performed, should be entitled to a deduction in connection with awards under the Plans, but only at such time, and in such amount, as participants recognize taxable income in connection with the awards. When a transfer of LP Units results in ordinary income subject to withholding, IRS rules may require satisfaction of reporting and withholding requirements as a condition to NEICOP claiming a deduction. NEIC, as a partner of NEICOP, will pass through its proportionate share of the NEICOP deduction to the NEIC unitholders.

TAXATION OF NEIC AND ITS PARTNERS

  NEIC believes that it is currently a "grandfathered" publicly traded partnership subject to transition relief from corporate taxation under amendments to the Code made in 1987. Under the Taxpayer Relief Act of 1997, a grandfathered publicly traded partnership may extend its partnership tax status from year-to-year indefinitely by electing to pay a Gross Income Tax for taxable years beginning on or after January 1, 1998. NEIC has decided to pay the Gross Income Tax, an annual 3.5 percent tax on NEIC's gross income derived from its active conduct of trades and businesses and its distributive share of gross income derived from trades and businesses actively conducted by any of its lower-tier partnerships. It is anticipated that NEIC will continue to be treated as a partnership for federal income tax purposes, provided that it elects from year-to-year to pay the Gross Income Tax and that it does not add a substantial new line of business (which could occur through acquisitions or as a result of increased income (including Code Section 704(c) allocations) or assets relating to a business of a type not conducted by it before the effective date of the 1987 legislation). If NEIC were to cease to be treated as a partnership for federal income tax purposes, it would be subject to corporate level tax and its unitholders would in general be taxed on distributions from NEIC.

  NEIC believes that it should generally not be liable for any federal income tax other than the Gross Income Tax (and certain taxes and related interest and/or penalties that may arise if NEIC elects large partnership status and its tax returns are adjusted). Holders of LP Units will be required to report on their federal income tax return their allocable share of income, gains, losses, deductions and credits of NEIC. Holders of LP Units will not be entitled to a deduction for NEIC's payment of the Gross Income Tax, but will be required to reduce their basis in their LP Units for their proportionate share of such tax. Although there is a risk that the IRS could make certain technical arguments that NEIC should be taxed as a corporation, NEIC believes that it is unlikely that the IRS would assert and prevail with such a position.

  NEIC intends to continue to use certain tax accounting methods and conventions employed by other publicly traded partnerships in order to promote uniformity among LP Units while effecting the allocations required by Code
Section 704 and related Code provisions. The general partner of NEIC and the managing general partner of NEICOP have been granted expanded authority under the respective partnership agreements to make special allocations, including remedial and/or curative allocations under Code Section 704(c), to promote uniformity of LP Units. While these accounting methods and conventions could be found not to be in strict compliance with the provisions of Code Section 704, NEIC believes that the accounting methods and conventions are consistent in general with the purposes of Code Section 704 and related Code provisions. If the allocation and accounting methods and conventions employed and to be employed by NEIC or NEICOP were successfully challenged by the IRS, different federal income tax consequences (including different allocations of amortization deductions) might attach to certain units. In such circumstances, the consequences to purchasers of LP Units may depend on the identity of the seller, and the market value and marketability of LP Units could be adversely affected.

DISPOSITION OF LP UNITS ACQUIRED UNDER THE PLANS

  The amount of gain or loss recognized on any sale will depend on a participant's tax basis in the LP Units. If the LP Units were acquired through exercise of an option and the option exercise price were paid entirely in cash, the participant's adjusted tax basis is the amount of cash paid plus any additional ordinary income realized upon exercise as adjusted for income and loss allocations and distributions during the period in which the LP Units were held. Any LP Units purchased under an option have a tax basis equal to any cash paid plus any ordinary income realized upon exercise, as adjusted for income and loss allocations and distributions during the period in which the LP Units were held. If part or all of the exercise price was paid by surrendering LP Units that were already owned, the participant's tax basis (and capital gains holding period) in the surrendered LP Units carries over to LP Units held by the participant. The adjusted tax basis of LP Units acquired through a restricted or unrestricted LP Unit award is generally equal to the amount paid for the LP Unit plus any taxable income recognized on the transfer of the LP Unit (in the case of an 83(b) election) or on vesting of the LP Unit (where no 83(b) election was made), as each is adjusted for income and loss allocations and distributions during the time when the LP Units were considered owned for tax purposes (including by reason of an 83(b) election). For purposes of determining capital gain or loss on a sale of LP Units acquired under an unrestricted or restricted LP Unit award, the holding period in the LP Units (for purposes of determining whether any gain or loss is "long term" or "mid term" for example) begins when taxable income is realized with respect to the transfer.

  Gain or loss from a taxable sale or other disposition of LP Units will generally be based on the difference between the amount realized and the adjusted tax basis for the LP Units (as described below). Such gain or loss will generally be taxable as mid-term or long-term capital gain or loss to the extent that the holder has a holding period of more than twelve or eighteen months, respectively, in the relevant units. However, as is currently the case, a holder may recognize ordinary income from sale proceeds attributable to the unrealized receivables and inventory of the Partnerships or any partnership in which they directly or indirectly hold interests, including amortization recapture ("Section 751 Assets"). Such ordinary income may exceed net taxable gain realized upon the sale of LP Units and may be recognized even if there is a net taxable loss on the sale of such units. Because the intangible assets giving rise to Code Section 197 amortization deductions will be treated as Section 751 Assets, if such assets maintain their values, sellers of LP Units who have been allocated amortization deductions will have ordinary income on sale equal to the amount of amortization deductions previously taken. If, however, there is a loss on the sale of LP Units and such loss is attributable to the decline in the value of intangible assets, the loss in some circumstances might be deferred until a holder disposes of all of such holder's LP Units. In addition, holders may be prohibited from recognizing a loss on the sale of LP Units in certain other circumstances (e.g., the wash sale rules).

  The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregated adjusted tax basis in a single partnership interest consisting of the combined interests in the relevant partnership. Upon a disposition of a portion of such single interest, the partner would, under the ruling, be required to apportion equitably such partner's aggregate tax basis between the interest sold and the interest retained. Similar rules would apply to holding periods. It is not clear whether the ruling applies to publicly traded partnerships such as NEIC where the purchase price of certificated LP Units is readily ascertainable. However, if the ruling applies to NEIC, a holder acquiring LP Units at different prices would in effect be precluded from selecting which LP Units to sell, and thereby from selectively controlling the recognition of gain or loss.

SPECIAL RULES UNDER SECTION 16 OF THE EXCHANGE ACT

  Special tax rules may apply if a participant is subject to the reporting and short-swing profit rules of Section 16 of the Exchange Act (a "Section 16 participant"). If a participant is a Section 16 participant, any LP Units acquired under the Plans pursuant to an award that is not exempt under Rule 16b-3 promulgated under the Exchange Act will be treated as subject to a "substantial risk of forfeiture" until six months after (i) the date of grant of the option, if the LP Units were acquired by exercising an option; (ii) six months after the award (promise) of deferred units, if the LP Units are transferred pursuant to a deferred unit award; or (iii) six months after the transfer of the LP Units, in every other case. To the extent a participant acquires LP Units that are subject to a "substantial risk of forfeiture" by reason of the preceding sentence, any ordinary income that would have been realized at the time of transfer or exercise but for such risk of forfeiture will be deferred until the risk (and any other risks of forfeiture associated with the LP Units) lapses, unless the participant makes an 83(b) election.

WITHHOLDING

  For those participants who received awards as common law employees, ordinary income associated with awards under the Plans will, in general, be treated as "wages" subject to withholding. Payments to independent contractors are not subject to wage withholding.

                                USE OF PROCEEDS

  NEIC and NEICOP will use the proceeds of the LP Units offered hereunder for general working capital.

                             PLAN OF DISTRIBUTION

  The LP Units registered hereunder will be offered to participants under the Plans. There will be no underwriters or broker-dealers involved in the distribution of the LP Units registered hereunder.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   SEC registration fee................................................ $48,651
   Legal fees and expenses*............................................  20,000
   Printing expenses*..................................................   5,000
   Accounting fees and expenses*.......................................   5,000
   Miscellaneous*......................................................  10,000
                                                                        -------
   Total Expenses...................................................... $88,651
                                                                        =======

--------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act"), as amended, gives a limited partnership the power to indemnify and hold harmless any partner or any other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in its partnership agreement.

  In accordance with Section 17-108 of the Partnership Act, the NEIC Partnership Agreement provides that no Indemnitee shall be liable to NEIC or any partner of NEIC for any act or omission, provided that the Indemnitee acted in good faith and that no gross negligence or willful misconduct was involved. An "Indemnitee" is defined to include, among others, the general partner of NEIC, RTI, NEICOP and each of their present and former directors, officers, partners, employees and agents. An Indemnitee is not presumed to have acted other than in good faith or to have engaged in gross negligence or willful misconduct by reason of the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent.

  In addition to providing for limited liability for any Indemnitee, the NEIC Partnership Agreement requires NEIC to indemnify any Indemnitee to the fullest extent permitted by law against expenses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee was or is a party or is threatened to be made a party (i) by reason of their capacity in connection with NEIC or (ii) by reason of any act or omission by the Indemnitee taken in such capacity relating to the NEIC Partnership Agreement or the property, business, affairs or management of NEIC. The Indemnitee is entitled to have such expenses advanced by NEIC prior to the final disposition of the claim, demand or other proceeding upon the Indemnitee's delivery to NEIC of an undertaking to repay the advanced amount should it ultimately be determined that the Indemnitee is not entitled to be indemnified. Indemnification is not available to an Indemnitee who has not acted in good faith or where the act or omission which is the basis of the claim, demand, action, suit or proceeding involved the gross negligence or willful misconduct of such Indemnitee. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the NEIC Partnership Agreement.

  The indemnification provided under the NEIC Partnership Agreement is non-exclusive of an Indemnitee's other rights. The indemnity continues to benefit an Indemnitee no longer serving in a capacity qualifying one as an Indemnitee and also inures to the benefit of an Indemnitee's heirs, successors, assigns, administrators and personal representatives.

  The NEICOP Partnership Agreement contains exculpation and indemnification provisions that are substantially identical to those in the NEIC Partnership Agreement. These provisions generally protect the general partners of NEICOP and their directors, officers, and employees.

  In addition to indemnification from NEIC and NEICOP, officers and directors of NEIC, Inc. are indemnified in certain circumstances by NEIC, Inc. Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers may be provided to the extent specified or authorized by the articles of organization or by-laws.

  The by-laws of NEIC, Inc. provide that NEIC, Inc. will indemnify each of its directors and officers to the extent legally permissible against all liabilities, expenses and fees of counsel reasonably incurred in connection with the defense or disposition of any civil or criminal action, suit or proceeding in which he or she may be involved or with which he or she may be threatened by reason of being or having been such a director or officer. A director or officer is entitled to have such expenses in connection with the defense of a claim advanced by NEIC, Inc. prior to the final disposition of the claim upon the officer's or director's delivery to NEIC, Inc. of an undertaking to repay the advanced amount should it ultimately be determined that the officer or director is not entitled to be indemnified.

  Indemnification is not available to a director or officer who has been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interest of NEIC, Inc. If the matter for which an officer or director seeks indemnification relates to an employee benefit plan, such officer or director must have acted in the best interest of the participants or beneficiaries of such plan. In order for a director or officer to be indemnified for a matter disposed of by a compromise payment or pursuant to a consent decree, such disposition must be approved as in the best interests of NEIC, Inc. by one of (i) a disinterested majority of the directors; (ii) a majority of the disinterested directors (subject to certain conditions) or (iii) the holders of a majority of the outstanding stock (excluding holders with an interest).

  The indemnification provided under the by-laws is non-exclusive of an officer's or director's other rights, and inures to the benefit of an officer's or director's heirs, executors and administrators.

  NEIC, Inc. has purchased policies of insurance covering directors' and officers' liability and reimbursement of NEIC, Inc. for indemnification of a director or officer. The policies covering directors' and officers' liability provide for payment on behalf of a director or officer of any Loss (defined to include among other things, damages, judgments, settlements, costs and expenses) arising from claims against such director or officer by reason of any Wrongful Act (as defined) subject to certain exclusions.

  For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
   5.1.  Opinion of Counsel re: legality*
  23.1.  Consent of Independent Accountants
  23.2.  Consent of Counsel (included in the opinion filed as Exhibit 5.1)*
  24.1.  Power of Attorney (included as part of the signature page to this
         Registration Statement)*
  99.1.  1993 Equity Incentive Plan, as amended*
  99.2.  1997 Equity Incentive Plan, as amended*

*Previously filed.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 28th day of January, 1998.

                                         New England Investment Companies,
                                          L.P.

                                         By: New England Investment Companies,
                                            Inc., its General Partner

                                                 /s/ Edward N. Wadsworth
                                         By: __________________________________
                                         Name: Edward N. Wadsworth
                                         Title: Executive Vice President and
                                          General Counsel

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed as of the 28th day of January, 1998 by the following persons in the capacities indicated.


SIGNATURE                                SIGNATURE

               *                                         *
------------------------------------     ------------------------------------
Peter S. Voss                            Harry P. Kamen
Chairman of the Board, President,        Director
Chief Executive Officer and
Director



               *                                        *
------------------------------------    ------------------------------------
G. Neal Ryland                          Charles M. Leighton
Executive Vice President and            Director
Chief Financial Officer


               *                                       *
------------------------------------     ------------------------------------
Stephen D. Martino                       Victor A. Morgenstern
Senior Vice President and Controller     Director



               *                                        *
------------------------------------      ------------------------------------
William S. Antle, III                     Catherine A. Rein
Director                                  Director



               *                                          *
------------------------------------       ------------------------------------
Robert J. Blanding                         Oscar L. Tang
Director                                   Director


               *                          *   /s/ Edward N. Wadsworth
------------------------------------        -------------------------------
Paul E. Gray                                By Edward N. Wadsworth
Director                                    Attorney-In-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
   5.1.  Opinion of Counsel re: legality*
  23.1.  Consent of Independent Accountants
  23.2.  Consent of Counsel (included in the opinion filed as Exhibit 5.1)*
  24.1.  Power of Attorney (included as part of the signature page to this
         Registration Statement)*
  99.1.  1993 Equity Incentive Plan, as amended*
  99.2.  1997 Equity Incentive Plan, as amended*

* Previously filed.